--------                               -----------------------------
 FORM 4                                        OMB APPROVAL
--------                               -----------------------------
----- Check this box if no longer      OMB Number:       3235-0287
  X   subject to Section 16. Form 4    Expires: September 30, 1998
----- or Form 5 obligations may        Estimated average burden
      continue. SEE Instruction 1(b).  hours per response .... 0.5
                                       ------------------------------

              UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                       WASHINGTON, D.C. 20549

                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
             Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

- ----------------------------------------------------------------------------
1. Name and Address of Reporting Person*

  Gendell          Jeffrey                  L.
- ---------------------------------------------------
   (Last)          (First)              (Middle)


  200 Park Avenue,  Suite 3900
- ----------------------------------------------------
                   (Street)

  New York            NY                  10166
- ----------------------------------------------------
   (City)           (State)               (Zip)


- ----------------------------------------------------------------------------
2. Issuer Name and Ticker or Trading Symbol

  EMCOR Group, Inc. (EMCG)
- ----------------------------------------------------------------------------
3. IRS or Social Security Number of Reporting Person (Voluntary)


- ----------------------------------------------------------------------------
4. Statement for Month/Year

  September, 1998
- ----------------------------------------------------------------------------


5. If Amendment, Date of Original (Month/Year)

- ----------------------------------------------------------------------------
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)

   [ ] Director
   [X] 10% Owner
   [ ] Officer (give title below)
   [ ] Other (specify below)

 Member of a group owning more than 10% of Issuer's Common Stock

- ----------------------------------------------------------------------------
7. Individual or Joint/Group Filing (Check Applicable Line)

   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person
- ----------------------------------------------------------------------------

TABLE I--NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY
OWNED
------------------------------------------------------------------------------
1. Title of Security  2.Trans-  3. Trans-      4. Securities Acquired (A)
   (Instr. 3)           action     action         or Disposed of (D)
                        Date       Code           (Instr. 3, 4 and 5)
                        (Month/    (Instr. 8)  --------------------------
                         Day/      -----------    Amount   (A) or   Price
                         Year)     Code    V               (D)

------------------------------------------------------------------------------
------------------------------------------------------------------------------
   Common Stock         8/27/98      S            170,000    D     $14.625
------------------------------------------------------------------------------
   Common Stock         8/27/98      S            350,000    D     $14.625
------------------------------------------------------------------------------
   Common Stock         9/11/98      S            221,822    D     $13.64
------------------------------------------------------------------------------
   Common Stock         9/11.98      S            484,300    D     $13.64
------------------------------------------------------------------------------


5. Amount of     6. Ownership        7. Nature of
   Securities       Form: Direct        Indirect
   Beneficially     (D) or Indirect     Beneficial
   Owned at End     (I) (Instr. 4)      Ownership
   of Month                             (Instr. 4)
   (Instr. 3
    and 4)
------------------------------------------------------------------------------
------------------------------------------------------------------------------
                        I                (1)
------------------------------------------------------------------------------
                        I                (2)
------------------------------------------------------------------------------
                        I                (1)
------------------------------------------------------------------------------
     4,000              I                (2)
------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, SEE
  Instruction 4(b)(v).
                                                                        (Over)
                                                               SEC 1474 (7-96)

TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
           (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
------------------------------------------------------------------------------
1. Title of Derivative 2. Conver- 3. Transac-  4. Transac-   5. Number of
   Security (Instr. 3)    sion or    tion Date    tion Code     Derivative
                          Exercise   (Month/      (Instr. 8)    Securities
                          Price of    Day/      ------------    Acquired (A)
                          Deriv-      Year)       Code  V       or Disposed
                          ative                                 of (D) (Instr.
                          Security                                3, 4, and 5)
                                                                 -------------
                                                                  (A)      (D)
------------------------------------------------------------------------------
------------------------------------------------------------------------------

------------------------------------------------------------------------------

------------------------------------------------------------------------------

------------------------------------------------------------------------------
6. Date Exer-       7. Title and Amount  8. Price of    9. Number of
   Exercisable and     of Underlying        Derivative     Derivative
   Expiration Date     Securities           Security       Securities
   (Month/Day/         (Instr. 3 and 4)     (Instr. 5)     Beneficially
   Year)            -------------------                    Owned at
------------------            Amount or                    End of Month
Date     Expira-       Title  Number of                    (Instr. 4)
Exer-    tion                 Shares
cisable  Date
------------------------------------------------------------------------------
------------------------------------------------------------------------------

------------------------------------------------------------------------------

------------------------------------------------------------------------------

10. Ownership      11. Nature of
    Form of            Indirect
    Derivative         Beneficial
    Security:          Ownership
    Direct (D) or      (Instr. 4)
    Indirect (I)
    (Instr. 4)
------------------------------------------------------------------------------
------------------------------------------------------------------------------

------------------------------------------------------------------------------

------------------------------------------------------------------------------

Explanation of Responses

(1) Such shares were owned by Tontine Partners, L.P. ("TP"), a Delaware limited partnership, of which Tontine Management, L.L.C. ("TM"), a Delaware limited liability company, is the general partner. The Reporting Person is the Managing Member of TM. The entire amount of the Issuer's securities held by TP during the reporting period are reported herein. The Reporting Person disclaims any beneficial ownership of the Issuers securities reported herein for purposes of Section 16(a) under the Securities Exchange Act of 1934, as amended or otherwise, except as to the securities representing the Reporting Person's pro rata interest in, and interest in the profits of, TM.

(2) Such shares were owned by an advisory client of Tontine Overseas Associates, L.L.C. ("TOA"), a Delaware limited partnership of which the Reporting Person is the Managing Member, and held in a discretionary account managed by TM. By reason of Rule 16a-1 under the Securities Exchange Act of 1934, the Reporting Person disclaims any indirect pecuniary interest in the shares.

**Intentional misstatements or omissions of facts constitute Federal
  Criminal Violations.  SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).



Note: File three copies of this form, one of which must be manually signed. If space is insufficient, SEE Instruction 6 for procedure.

                        JEFFREY L. GENDELL

                          /s/ Jeffrey L. Gendell               10/14/98
                       ------------------------------------    --------
                       **Signature of Reporting Person

                                                                Page 2 of 2